Exhibit 99.1

FitLife Brands to Acquire Substantially All of

the Assets of MusclePharm Corporation

OMAHA, NE – September 27, 2023 – FitLife Brands, Inc. (“FitLife” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that the US Bankruptcy Court for the District of Nevada has approved FitLife’s acquisition of substantially all of the assets of MusclePharm Corporation under Section 363 of the US Bankruptcy Code.

Highlights of the transaction are as follows:

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The all-cash transaction, with no shares being issued by FitLife, is expected to be highly accretive to existing shareholders once all transaction-related costs (anticipated to be approximately $500,000) have been expensed.

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The purchase price of $18.5 million, which is subject to customary adjustments, will be funded using cash on hand and the proceeds of a new committed $10 million term loan issued by First Citizens Bank with a rate of SOFR+275.

●	The transaction is expected to close as soon as practicable, but no later than October 16, 2023.

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Through the asset purchase transaction, the Company is acquiring substantially all of the assets and assuming none of the liabilities of MusclePharm (other than de minimus cure costs relating to certain assumed contracts).

MusclePharm is an iconic sports nutrition brand with strong domestic and international appeal. The brand, which was launched approximately 15 years ago, grew quickly with the support of brand ambassadors such as Tiger Woods and Arnold Schwarzenegger. Despite MusclePharm’s financial distress in recent years and ultimate bankruptcy filing, the brand’s consumer following remains strong, as evidenced by the continued engagement of its 564,000 Instagram followers.

According to monthly operating reports filed with the Bankruptcy Court, MusclePharm has been generating approximately $1.2-1.5 million in monthly revenue at gross margins between 25-30% during bankruptcy. FitLife intends to return the brand to growth and enhance the brand’s profitability through a focus on online sales direct to the end consumer and expanded wholesale distribution.

Online Sales Direct to the End Consumer

Historically, MusclePharm has focused almost exclusively on wholesale distribution as opposed to selling directly to the end consumer. Presently, FitLife estimates that third parties are selling approximately $5 million annually of MusclePharm’s products on Amazon.com despite limited availability of the products. After current third-party resellers have exhausted their inventory, FitLife intends to fully internalize this revenue stream and drive further online revenue growth for the MusclePharm products. As is the case with FitLife’s other brands, online sales of MusclePharm products are anticipated to generate substantially higher gross margins than those achieved through wholesale distribution.

Expanded Wholesale Distribution

Prior to bankruptcy, MusclePharm’s products enjoyed strong distribution with major domestic retailers including Costco, Walmart, GNC, Vitamin Shoppe, and others. Distribution through most of these retail partners was adversely impacted by MusclePharm’s financial distress and ultimate bankruptcy filing. FitLife intends to work with MusclePharm’s previous retail partners to restore distribution of the company’s products in the domestic wholesale channel.

Additionally, MusclePharm has a strong international following, and international sales have been a substantial portion of the company’s revenue during bankruptcy. FitLife intends to strengthen relationships with existing international wholesale partners and expand international distribution with new international wholesale partners.

Dayton Judd, FitLife’s Chairman and CEO, commented, “We are very excited to welcome MusclePharm to the FitLife family of brands. We expect MusclePharm to drive continued revenue and earnings growth for our Company. Although we will always opportunistically evaluate potential additional M&A transactions, after closing the MusclePharm transaction we expect to focus primarily on integrating and growing our recently acquired brands and reducing leverage through EBITDA growth and debt reduction.”

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 240 different products primarily online, but also through domestic and international GNC franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions, including statements related to the Company and MusclePharm and our acquisition of MusclePharm’s assets that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of our acquisition of MusclePharm’s assets, our possible or assumed business strategies, potential growth opportunities, and potential market opportunities. Risks and uncertainties include, among other things, risks related to our ability to successfully integrate MusclePharm’s assets; our ability to implement our plans, forecasts and other expectations with respect to MusclePharm’s business; our ability to realize the anticipated benefits of the acquisition of MusclePharm, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; disruption from the acquisition of MusclePharm making it more difficult to maintain business and operational relationships; the outcome of any challenges to the Company’s acquisition of MusclePharm or legal proceedings related to the transaction or otherwise; the negative effects of the announcement or the consummation of the acquisition of MusclePharm on the market price of our common stock or on our operating results; significant transaction costs; attracting new customers and maintaining and expanding MusclePharm’s existing customer base. Additional risks and uncertainties that could affect our financial results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (‘SEC’) which, once filed, are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.